ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation

 (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation
For Nevada Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:
Avalanche International Corp

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CLASS A CONVERTIBLE PREFERRED STOCK

RESOLVED: that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation’s Articles of Incorporation, a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

1. Designation and Number. There shall be a series of preferred stock, par value $0.001 per shares, designated as “Class A Convertible Preferred Stock,” and the number of shares constituting such series shall be Fifty Thousand (50,000).

SEE ATTACHED

3.	Effective date of filing (optional):

4.	Signatures (required)

X /s/ Phillip Mansour
Signature

AVALANCHE INTERNATIONAL, CORP.

CERTIFICATE OF DESIGNATION OF

CLASS A CONVERTIBLE PREFERRED STOCK

The Undersigned, on behalf of Avalanche International, Corp. a Nevada corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Corporation’s board of directors effective as of July 29, 2014, pursuant to the authority conferred upon the Board by the Corporation’s Articles of Incorporation and in accordance with the Nevada Revised Statutes:

RESOLVED:  that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation’s Articles of Incorporation, a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

1.      Designation and Number. There shall be a series of preferred stock, par value $0.001 per shares, designated as “Class A Convertible Preferred Stock,” and the number of shares constituting such series shall be Fifty Thousand (50,000).

2.      Stated Value. Each share of Class A Convertible Preferred Stock shall have a stated value of $5.00 per share (the “Stated Value”).

3.      Voting Rights. The holders of shares of Class A Convertible Preferred Stock shall not have any voting rights.

4.      Dividends. The holders of shares of Class A Convertible Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, out of funds legally available for the purpose, cumulative dividends as provided in this Section 4.

a.                   The holders of the Class A Convertible Preferred Stock shall be entitled to receive dividends at a rate of ten percent (10%) of the Stated Value of such shares per annum. The Corporation shall make payments of all accrued dividends due and owing on all then issued and outstanding shares of Class A Convertible Preferred Stock on the following dates:

                                               i.                     August 1, 2015; and

                                             ii.                     February 1, 2016

b.                  Payment of accrued dividends in cash shall be subject to the availability of funds therefor within the Corporation, as determined in good faith by the Board of Directors. In the discretion of the Corporation’s Board of Directors, dividends may be paid by the issuance of shares of Common Stock in the Corporation. All shares of Common Stock issued in payment of dividends shall have a value of $5.00 per share.

c.                   No dividends shall be declared or paid on the Common Stock of the Corporation until all dividends accrued or declared but unpaid on the Class A Convertible Preferred Stock shall have been paid in full.

5.      Liquidation Preference on Dissolution, Sale of the Corporation or Reorganization.

a.                   In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily (a “Dissolution”), each holder of Class A Convertible Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities, to be paid in cash in full, before any distribution is made on any Common Stock, an amount of $5.00 per share, in cash (the “Class A Liquidation Amount”). The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Dissolution or the date set for the consummation of a Dissolution, provide to the holders of the Class A Convertible Preferred Stock such information concerning the terms of the Dissolution and the value of the assets of the Corporation as may be reasonably requested by the holders of shares of Class A Convertible Preferred Stock. If, upon a Dissolution, the net assets of the Corporation distributable among the holders of all outstanding Class A Convertible Preferred Stock shall be insufficient to permit the payment of the Class A Liquidation Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation’s debts and other liabilities shall be distributed among the holders of the Class A Convertible Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Class A Convertible Preferred Stock. Upon any such Dissolution, after the holders of Class A Convertible Preferred Stock shall have been paid in full the Class A Liquidation Amount, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

b.                  Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation’s assets for cash or securities or other property shall be considered a Dissolution of the Corporation within the meaning of this Section 4.

c.                   Any Reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be a Dissolution of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Class A Convertible Preferred Stock are not adversely affected by such Reorganization.

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6.      Conversion.

a.                   Voluntary Conversion. Holders of shares of Class A Convertible Preferred Stock shall not have the right to demand conversion of the Class A Convertible Preferred Stock until August 31, 2015. At any time or after August 31, 2015, a holder of Class A Convertible Preferred Stock may, at its option, convert all or any portion of its issued and outstanding shares of Class A Convertible Preferred Stock into shares of Common Stock of the Corporation at a rate of one (1) share of Common Stock for each share of Class A Convertible Preferred Stock converted (“Conversion Rate”) by delivering written notice of the holder’s intent to the Corporation (“Conversion Notice”).

b.                  Mandatory Conversion. On February 1, 2016, all then issued and outstanding shares of Class A Convertible Preferred Stock shall be automatically converted to shares of Common Stock of the Corporation at the Conversion Rate.

c.                   Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in the event the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall be proportionately increased.

d.                  Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the issuance of the Class A Convertible Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Rate in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction:

                                            i.                        the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

ii. the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Class A Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class A Convertible Preferred Stock had been converted into Common Stock on the date of such event.

e.                   Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the issuance of the Class A Convertible Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Class A Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of such Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Class A Convertible Preferred Stock had been converted into Common Stock on the date of such event.

f.                   Notices.

                                            i.                        Immediately upon any adjustment of the Conversion Rate, the Corporation shall give written notice thereof to all holders of such Class A Convertible Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment and the facts upon which such adjustment is based.

                                          ii.                        The Corporation shall give written notice to all holders of Class A Convertible Preferred Stock at least five (5) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, (c) with respect to any dissolution or liquidation or any merger, consolidation, reorganization, recapitalization or similar event or (d) with respect to any other right afforded to any holder of Common Stock.

7.      Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Class A Convertible Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.

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8.      Rank. The Class A Convertible Preferred Stock shall rank senior in right as to dividends and upon liquidation, dissolution or winding up to all Common Stock whenever issued.

9.      Identical Rights. Each share of Class A Convertible Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Class A Convertible Preferred Stock.

10.  Certificates. So long as any shares of the Class A Convertible Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each stockholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

IN WITNESS WHEREOF, the undersigned have duly signed this Designation as of this 29th day of July, 2014.

AVALANCHE INTERNATIONAL, CORP.

By:	/s/ Phillip Mansour
Name: Phillip Mansour Title: Chief Executive Officer

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